SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)
                                ----------------

             INFORMATION TO BE INCLUDED IN STATEMENTS FILES PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. 1)

                               Olympic Steel Inc.
                                (Name of Issuer)

                         Common Stock, without par value
                         (Title of Class of Securities)

                                    68162K106
                                 (CUSIP Number)


                                December 31, 2004
             (Date of event which requires filing of this statement)


      Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
      [  ]  Rule 13d-1(b)
      [X ]  Rule 13d-1(c)
      [  ]  Rule 13d-1(d)

                                    (Page 1 of 24 Pages)

----------------
      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 68162K106                13G/A                 Page 2 of 24 Pages

     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSONS (ENTITIES ONLY)
                                              Drawbridge Global Macro Fund LP
------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [X]
                                                               (b)  [ ]
------------------------------------------------------------------------
     (3)  SEC USE ONLY
------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                             Delaware
------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                                                    0
SHARES         _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                    2,977
OWNED BY       _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                    0
REPORTING      _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                    2,977

     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                                                    2,977
------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARE**                       [ ]
------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                    0.03%
------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
                                                    PN
------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 68162K106                13G/A               Page 3 of 24 Pages

     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSONS (ENTITIES ONLY)
                                              Drawbridge Global Macro GP LLC
------------------------------------------------------------------------

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [X]
                                                               (b)  [ ]
------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                             Delaware
------------------------------------------------------------------------


NUMBER OF      (5)  SOLE VOTING POWER
                                                    0
SHARES         _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                    2,977
OWNED BY       _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                    0
REPORTING      _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                    2,977

     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                                                    2,977
------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARE**                       [ ]
------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
                                                    0.03%
------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
                                                    OO
------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 68162K106                13G/A              Page 4 of 24 Pages

     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSONS (ENTITIES ONLY)
                                         Drawbridge Global Macro Advisors LLC
------------------------------------------------------------------------

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [X]
                                                               (b)  [ ]
------------------------------------------------------------------------
     (3)  SEC USE ONLY
------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                             Delaware
------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                                                    0
SHARES         _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                    33,600
OWNED BY       _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                    0
REPORTING      _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                    33,600

     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                                                    33,600
------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARE**                       [ ]
------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
                                                    0.34%
------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
                                                    OO
------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 68162K106                13G/A              Page 5 of 24 Pages

     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSONS (ENTITIES ONLY)
                                             Drawbridge Global Macro Fund Ltd.
------------------------------------------------------------------------

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [X]
                                                               (b)  [ ]
------------------------------------------------------------------------
     (3)  SEC USE ONLY
------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                           Delaware
------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                                                    0
SHARES         _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                    30,623
OWNED BY       _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                    0
REPORTING      _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                    30,623

     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                                                    30,623
------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARE**                       [ ]
------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
                                                    0.31%
------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
                                                    OO
------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 68162K106                13G/A              Page 6 of 24 Pages

     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSONS (ENTITIES ONLY)
                                     Drawbridge Global Macro Master Fund Ltd.
------------------------------------------------------------------------

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [X]
                                                               (b)  [ ]
------------------------------------------------------------------------
     (3)  SEC USE ONLY
------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                            Cayman Islands
------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                                                    0
SHARES         _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                    33,600
OWNED BY       _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                    0
REPORTING      _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                    33,600

     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                                                    33,600
------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARE**                       [ ]
------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
                                                    0.34%
------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
                                                    OO
------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 68162K106                13G/A              Page 7 of 24 Pages

     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSONS (ENTITIES ONLY)
                                    Drawbridge Special Opportunities Fund LP
------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [X]
                                                               (b)  [ ]
------------------------------------------------------------------------
     (3)  SEC USE ONLY
------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                                                    0
SHARES         _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                    4,288
OWNED BY       _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                    0
REPORTING      _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                    4,288

     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                                                    4,288
------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARE**                       [ ]
------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
                                                    0.04%
------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
                                                    PN
------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 68162K106                13G/A              Page 8 of 24 Pages

     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSONS (ENTITIES ONLY)
                                      Drawbridge Investment Partners LLC
------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [X]
                                                               (b)  [ ]
------------------------------------------------------------------------
     (3)  SEC USE ONLY
------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                                                    0
SHARES         _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                    6,400
OWNED BY       _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                    0
REPORTING      _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                    6,400

     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                                                    6,400
------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARE**                       [ ]
------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
                                                    0.06%
------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
                                                    OO
------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No. 68162K106                13G/A              Page 9 of 24 Pages

     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSONS (ENTITIES ONLY)
                                   Drawbridge Special Opportunities Fund Ltd.
------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [X]
                                                               (b)  [ ]
------------------------------------------------------------------------
     (3)  SEC USE ONLY
------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                             Cayman Islands
------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                    0
SHARES         _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                    2,112
OWNED BY       _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                    0
REPORTING      _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                    2,112

     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                                                    2,112
------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARE**                       [ ]
------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
                                                    0.02%
------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
                                                    OO
------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 68162K106                13G/A              Page 10 of 24 Pages

     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSONS (ENTITIES ONLY)
                                       Drawbridge Special Opportunities GP LLC
------------------------------------------------------------------------

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [X]
                                                               (b)  [ ]
------------------------------------------------------------------------
     (3)  SEC USE ONLY
------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                                                    0
SHARES         _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                    4,288
OWNED BY       _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                    0
REPORTING      _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                    4,288

     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                                                    4,288
------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARE**                       [ ]
------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
                                                    0.04%
------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
                                                    OO
------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 68162K106                13G/A              Page 11 of 24 Pages

     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSONS (ENTITIES ONLY)
                               Drawbridge Special Opportunities Advisors LLC
------------------------------------------------------------------------

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [X]
                                                               (b)  [ ]
------------------------------------------------------------------------
     (3)  SEC USE ONLY
------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                             Delaware
------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                                                    0
SHARES         _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                    6,400
OWNED BY       _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                    0
REPORTING      _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                    6,400

     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                                                    6,400
------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARE**                       [ ]
------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
                                                    0.06%
------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
                                                    OO
------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 68162K106                13G/A              Page 12 of 24 Pages

     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSONS (ENTITIES ONLY)
                                         Fortress Investment Group LLC
------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [X]
                                                               (b)  [ ]
------------------------------------------------------------------------
     (3)  SEC USE ONLY
------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                                                    0
SHARES         _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                    40,000
OWNED BY       _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                    0
REPORTING      _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                    40,000

     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                                                    40,000
------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARE**                       [ ]
------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
                                                    0.4%
------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
                                                    OO
------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 68162K106                13G/A              Page 13 of 24 Pages

     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSONS (ENTITIES ONLY)
                                        Fortress Investment Holdings LLC
------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**
                                                               (a)  [X]
                                                               (b)  [ ]
------------------------------------------------------------------------
     (3)  SEC USE ONLY
------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                                                    0
SHARES         _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                    40,000
OWNED BY       _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                    0
REPORTING      _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                    40,000

     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                                                    40,000
------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARE**                       [ ]
------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
                                                    0.4%
------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
                                                    OO
------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 68162K106                13G/A              Page 14 of 24 Pages

     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSONS (ENTITIES ONLY)
                                Fortress Principal Investment Holdings II LLC
------------------------------------------------------------------------

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**
                                                               (a)  [X]
                                                               (b)  [ ]
------------------------------------------------------------------------
     (3)  SEC USE ONLY
------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                                                    0
SHARES         _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                    7,265
OWNED BY       _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                    0
REPORTING      _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                    7,265
------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                                                    7,265
------------------------------------------------------------------------
    (10) CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARE**                       [ ]
------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
                                                    0.07%
------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
                                                    OO
------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 68162K106                13G/A              Page 15 of 24 Pages

Item 1(a).     Name of Issuer:

     The name of the issuer is Olympic Steel Inc. (the "Issuer").

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Issuer's principal executive offices are located at 5096 Richmond Road, Bedford Heights, Ohio 44146

Item 2(a)     Name of Person Filing.

     This statement is filed by:

          (i) Drawbridge Global Macro Fund LP, a Delaware limited partnership ("Drawbridge Global Macro LP"), is one of two shareholders of Drawbridge Global Macro Master Fund Ltd., a company organized under the laws of the Cayman Islands ("Drawbridge Global Macro Master");

         (ii) Drawbridge Global Macro GP LLC, a Delaware limited liability company ("Drawbridge Global Macro GP"), is the general partner of Drawbridge Global Macro LP;

        (iii) Drawbridge Global Macro Fund Ltd., a company organized under the laws of the Cayman Islands ("Drawbridge Global Macro Ltd"), is one of two shareholders of Drawbridge Global Macro Master;

        (iv) Drawbridge Global Macro Master is wholly owned by Drawbridge Global Macro LP and Drawbridge Global Macro Ltd and directly owns a portion of the shares described herein;

         (v) Drawbridge Global Macro Advisors LLC, a Delaware limited liability company ("Drawbridge Global Macro Advisors"), acts as investment advisor to Drawbridge Global Macro LP and Drawbridge Global Macro Ltd;

         (vi) Drawbridge Special Opportunities Fund LP, a Delaware limited partnership ("Drawbridge Special Opportunities LP"), is one of two members of Drawbridge Investment Partners LLC, a Delaware limited liability company ("Drawbridge Investment Partners");

        (vii) Drawbridge Special Opportunities GP LLC, a Delaware limited liability company ("Drawbridge Special Opportunities GP"), is the general partner of Drawbridge Special Opportunities LP;

       (viii) Drawbridge Special Opportunities Fund Ltd., a company organized under the laws of the Cayman Islands ("Drawbridge Special Opportunities Ltd"), is one of two members of Drawbridge Investment Partners;

        (ix) Drawbridge Investment Partners is wholly owned by Drawbridge Special Opportunities LP and Drawbridge Special Opportunities Ltd and directly owns a portion of the shares described herein;

CUSIP No. 68162K106                13G/A              Page 16 of 24 Pages

        (x) Drawbridge Special Opportunities Advisors LLC, a Delaware limited liability company ("Drawbridge Special Opportunities Advisors"), acts as advisor to both Drawbridge Special Opportunities LP and Drawbridge Special Opportunities Ltd;

       (xi) Fortress Investment Group LLC, a Delaware limited liability company ("FIG"), is the sole managing member of Drawbridge Global Macro Advisors and Drawbridge Special Opportunities Advisors;

       (xii) Fortress Investment Holdings LLC, a Delaware limited liability company ("Fortress Investment Holdings"), is the sole managing member of FIG; and

       (xiii) Fortress Principal Investment Holdings II LLC, a Delaware limited liability company ("Fortress Principal Investment Holdings"), is the sole managing member of each of Drawbridge Global Macro GP and Drawbridge Special Opportunities GP.

              The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b)   Address of Principal Business Office or, if None, Residence:

             The address of the business office of each of the Reporting Persons is 1251 Avenue of the Americas, Suite 1600, New York, New York 10020, Attention: Michael Cohn.

Item 2(c)   Citizenship

       Each of Drawbridge Global Macro GP, Drawbridge Investment Partners, Drawbridge Global Macro Advisors, Drawbridge Special Opportunities GP, Drawbridge Special Opportunities Advisors, Fortress Investment Holdings, Fortress Principal Investment Holdings, and FIG is a limited liability company organized under the laws of the State of Delaware. Each of Drawbridge Global Macro LP and Drawbridge Special Opportunities LP is a limited partnership organized under the laws of the State of Delaware. Each of Drawbridge Global Macro Master, Drawbridge Global Macro Ltd and Drawbridge Special Opportunities Ltd is a company organized under the laws of the Cayman Islands.

Item 2(d)   Title of Class of Securities:

       Common Stock, without par value, referred to herein, in whole or in part, as the "shares."

Item 2(e) CUSIP Number:

             68162K106

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a)  [ ] Broker or dealer registered under Section 15 of the Act,

          (b)  [ ] Bank as defined in Section 3(a)(6) of the Act,

          (c)  [ ] Insurance Company as defined in Section 3(a)(19) of the
                   Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

CUSIP No. 68162K106                13G/A              Page 17 of 24 Pages

          (e)  [ ] Investment Adviser in accordance with Rule
                   13d-1 (b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

   If this statement is filed pursuant to Rule 13d-1(c), check this box:  [x]

Item 4.     Ownership.

       The percentages used in this Item 4 are calculated based upon 9,965,824 shares of Common Stock issued and outstanding as of November 5, 2004 as reported in the Company's Form 10-Q for the quarterly period ending September 30, 2004.

     A.   Drawbridge Global Macro LP
               (a) Amount beneficially owned: 2,977
               (b) Percent of class: 0.03%
               (c) (i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: 2,977
                 (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition: 2,977

     B.   Drawbridge Global Macro GP
               (a) Amount beneficially owned: 2,977
               (b) Percent of class: 0.03%
               (c) (i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: 2,977
                 (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition: 2,977

     C.   Drawbridge Global Macro Advisors
               (a) Amount beneficially owned: 33,600
               (b) Percent of class: 0.34%
               (c) (i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: 33,600
                 (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition: 33,600

     D.   Drawbridge Global Macro Ltd
               (a) Amount beneficially owned: 30,623
               (b) Percent of class: 0.31%
               (c) (i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: 30,623
                 (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition: 30,623

     E.   Drawbridge Global Macro Master
               (a) Amount beneficially owned: 33,600
               (b) Percent of class: 0.34%
               (c) (i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: 33,600
                 (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition: 33,600

CUSIP No. 68162K106                13G/A              Page 18 of 24 Pages


     F.   Drawbridge Special Opportunities LP
                (a) Amount beneficially owned: 4,288
                (b) Percent of class: 0.04%
                (c)(i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: 4,288
                 (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition: 4,288

     G.   Drawbridge Investment Partners
                (a) Amount beneficially owned: 6,400
                (b) Percent of class: 0.06%
                (c)(i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: 6,400
                 (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition: 6,400

     H.   Drawbridge Special Opportunities Ltd
                (a) Amount beneficially owned: 2,112
                (b) Percent of class: 0.02%
                (c)(i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: 2,112
                 (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition: 2,112

     I.   Drawbridge Special Opportunities GP
                (a) Amount beneficially owned: 4,288
                (b) Percent of class: 0.04%
                (c)(i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: 4,288
                 (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition: 4,288

     J.   Drawbridge Special Opportunities Advisors
                (a) Amount beneficially owned: 6,400
                (b) Percent of class: 0.06%
                (c) (i) Sole power to vote or direct the vote: -0-
                   (ii) Shared power to vote or direct the vote: 6,400
                  (iii) Sole power to dispose or direct the disposition: -0-
                   (iv) Shared power to dispose or direct the disposition: 6,400

     K. FIG
                (a) Amount beneficially owned: 40,000
                (b) Percent of class: 0.4%
                (c)(i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: 40,000
                 (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition: 40,000

CUSIP No. 68162K106                13G/A              Page 19 of 24 Pages

     L.   Fortress Investment Holdings
                (a) Amount beneficially owned: 40,000
                (b) Percent of class: 0.4%
                (c)(i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: 40,000
                 (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition: 40,000

     M.   Fortress Principal Investment Holdings
                (a) Amount beneficially owned: 7,265
                (b) Percent of class: 0.07%
                (c)(i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: 7,265
                 (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition: 7,265

Item 5.     Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.  Identification and Classification of Members of the Group.

     See Item 2.

Item 9.  Notice of Dissolution of Group.

     Not applicable.

CUSIP No. 68162K106                13G/A                  Page 20 of 24 Pages

Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 68162K106                13G/A                  Page 21 of 24 Pages

                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  March 2, 2005

                               DRAWBRIDGE GLOBAL MACRO FUND LP

                               By: DRAWBRIDGE GLOBAL MACRO GP LLC
                                    its general partner

                               By:  /s/ Kevin Treacy
                                    ---------------------------------
                                    Name:  Kevin Treacy
                                    Title: Chief Financial Officer


                               DRAWBRIDGE GLOBAL MACRO GP LLC

                               By:  /s/ Kevin Treacy
                                    ---------------------------------
                                    Name:  Kevin Treacy
                                    Title: Chief Financial Officer


                               DRAWBRIDGE GLOBAL MACRO ADVISORS LLC

                               By:  /s/ Kevin Treacy
                                    ---------------------------------
                                    Name:  Kevin Treacy
                                    Title: Chief Financial Officer


                               DRAWBRIDGE GLOBAL MACRO FUND LTD

                               By:  /s/ Kevin Treacy
                                    ---------------------------------
                                    Name:  Kevin Treacy
                                    Title: Chief Financial Officer


                               DRAWBRIDGE SPECIAL OPPORTUNITIES FUND LP

                               By: DRAWBRIDGE SPECIAL OPPORTUNITIES GP LLC
                                    its general partner

                               By:  /s/ Kevin Treacy
                                    ---------------------------------
                                    Name:  Kevin Treacy
                                    Title: Chief Financial Officer

CUSIP No. 68162K106                13G/A              Page 22 of 24 Pages

                               By: DRAWBRIDGE SPECIAL OPPORTUNITIES GP LLC

                               By:  /s/ Kevin Treacy
                                    ---------------------------------
                                    Name:  Kevin Treacy
                                    Title: Chief Financial Officer


                               DRAWBRIDGE SPECIAL OPPORTUNITIES ADVISORS LLC

                               By:  /s/ Kevin Treacy
                                    ---------------------------------
                                    Name:  Kevin Treacy
                                    Title: Chief Financial Officer


                               DRAWBRIDGE GLOBAL MACRO MASTER FUND LTD.

                               By:  /s/ Kevin Treacy
                                    ---------------------------------
                                    Name:  Kevin Treacy
                                    Title: Chief Financial Officer

                               DRAWBRIDGE SPECIAL OPPORTUNITIES LTD.

                               By:  /s/ Kevin Treacy
                                    ---------------------------------
                                    Name:  Kevin Treacy
                                    Title: Chief Financial Officer

                               DRAWBRIDGE INVESTMENT PARTNERS LLC

                               By:  /s/ Kevin Treacy
                                    ---------------------------------
                                    Name:  Kevin Treacy
                                    Title: Chief Financial Officer

                               FORTRESS INVESTMENT GROUP LLC

                               By:  /s/ Michael Novogratz
                                    ---------------------------------
                                    Name:  Michael Novogratz
                                    Title: Authorized Person


                               FORTRESS INVESTMENT HOLDINGS LLC

                               By:  /s/ Michael Novogratz
                                    ---------------------------------
                                    Name:  Michael Novogratz
                                    Title: Authorized Person


                               FORTRESS PRINCIPAL INVESTMENT HOLDINGS II LLC

                               By:  /s/ Michael Novogratz
                                    ---------------------------------
                                    Name:  Michael Novogratz
                                    Title: Authorized Person

Schedule 13G/A

CUSIP No. 68162K106                                       Page 23 of 24 Pages

                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT

                            PURSUANT TO RULE 13d-1(k)

            The undersigned acknowledge and agree that the foregoing statement on Schedule 13G/A, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G/A, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED:  March 2, 2005

                               DRAWBRIDGE GLOBAL MACRO FUND LP

                               By: DRAWBRIDGE GLOBAL MACRO GP LLC
                                    its general partner

                               By:  /s/ Kevin Treacy
                                    ---------------------------------
                                    Name:  Kevin Treacy
                                    Title: Chief Financial Officer


                               DRAWBRIDGE GLOBAL MACRO GP LLC

                               By:  /s/ Kevin Treacy
                                    ---------------------------------
                                    Name:  Kevin Treacy
                                    Title: Chief Financial Officer


                               DRAWBRIDGE GLOBAL MACRO ADVISORS LLC

                               By:  /s/ Kevin Treacy
                                    ---------------------------------
                                    Name:  Kevin Treacy
                                    Title: Chief Financial Officer


                               DRAWBRIDGE GLOBAL MACRO FUND LTD

                               By:  /s/ Kevin Treacy
                                    ---------------------------------
                                    Name:  Kevin Treacy
                                    Title: Chief Financial Officer

CUSIP No. 68162K106                13G/A                  Page 24 of 24 Pages

                               DRAWBRIDGE SPECIAL OPPORTUNITIES FUND LP

                               By: DRAWBRIDGE SPECIAL OPPORTUNITIES GP LLC
                                    its general partner

                               By:  /s/ Kevin Treacy
                                    ---------------------------------
                                    Name:  Kevin Treacy
                                    Title: Chief Financial Officer

                               By: DRAWBRIDGE SPECIAL OPPORTUNITIES GP LLC

                               By:  /s/ Kevin Treacy
                                    ---------------------------------
                                    Name:  Kevin Treacy
                                    Title: Chief Financial Officer

                               DRAWBRIDGE SPECIAL OPPORTUNITIES ADVISORS LLC

                               By:  /s/ Kevin Treacy
                                    ---------------------------------
                                    Name:  Kevin Treacy
                                    Title: Chief Financial Officer

                               DRAWBRIDGE GLOBAL MACRO MASTER FUND LTD.

                               By:  /s/ Kevin Treacy
                                    ---------------------------------
                                    Name:  Kevin Treacy
                                    Title: Chief Financial Officer

                               DRAWBRIDGE SPECIAL OPPORTUNITIES LTD.

                               By:  /s/ Kevin Treacy
                                    ---------------------------------
                                    Name:  Kevin Treacy
                                    Title: Chief Financial Officer

                               DRAWBRIDGE INVESTMENT PARTNERS LLC

                               By:  /s/ Kevin Treacy
                                    ---------------------------------
                                    Name:  Kevin Treacy
                                    Title: Chief Financial Officer

                               FORTRESS INVESTMENT GROUP LLC

                               By:  /s/ Michael Novogratz
                                    ---------------------------------
                                    Name:  Michael Novogratz
                                    Title: Authorized Person

                               FORTRESS INVESTMENT HOLDINGS LLC

                               By:  /s/ Michael Novogratz
                                    ---------------------------------
                                    Name:  Michael Novogratz
                                    Title: Authorized Person

                               FORTRESS PRINCIPAL INVESTMENT HOLDINGS II LLC

                               By:  /s/ Michael Novogratz
                                    ---------------------------------
                                    Name:  Michael Novogratz
                                    Title: Authorized Person